Exhibit 99.1

Company / Investor Contact: Tom Wirth EVP & CFO 610-832-7434 tom.wirth@bdnreit.com

Brandywine Realty Trust Announces First Quarter Results
And Adjusts 2020 Guidance

Philadelphia, PA, April 22, 2020 - Brandywine Realty Trust (NYSE:BDN) today reported its financial and operating results for the three months ended March 31, 2020.
Management Comments
“As the current global health crisis and its economic impact continue to evolve daily, new challenges arise and Brandywine is rising to the occasion, with a swift response that prioritizes the health and safety of our employees, tenants, and other stakeholders, and includes clear plans for continued successful business plan execution.” stated Gerard H. Sweeney, President and Chief Executive Officer for Brandywine Realty Trust. “We are thoughtfully addressing the impact of the near-term realities, while preparing for a range of possible outcomes. Our operating and financial platform remains strong and secure, with excellent liquidity. Turning to our 2020 business plan, we began the year in great shape. First quarter leasing activity was robust and we experienced strong mark-to-market rent growth on both a cash and accrual basis. Despite our strong first quarter results, the uncertainty surrounding the current state of the healthcare crisis has our tenants and prospective tenants focused on their employees’ safety and business rather than new space requirements. We have carefully assessed our 2020 business plan and revised guidance to reflect the current state of uncertainty and have also reduced 2020 capital spending by approximately $50.0 million, including $20.0 million of leasing-related capital. In addition, we also took advantage of the capital markets dislocation to purchase $60.0 million of our common stock funded partially through an asset sale. After an exceptionally productive first quarter, but based on an uncertain business climate ahead, we are reducing our current 2020 FFO guidance range from $1.41 - $1.51 to $1.37-$1.45 and appropriately adjusting a number of other business plan metrics.”
First Quarter 2020 Highlights
Financial Results

▪	Net income allocated to common shareholders; $7.9 million, or $0.04 per diluted share.

▪	Funds from Operations (FFO); $61.4 million, or $0.35 per diluted share.

Portfolio Results

▪	Core portfolio was 93.3% occupied and 95.3% leased.

▪	New and renewal leases signed: 796,000 square feet.

▪	Tenant retention ratio: 76%.

▪	Rental rate mark-to-market increased 15.7% on an accrual basis and increased 7.9% on a cash basis.

▪	Same store net operating income: 2.7% on an accrual basis and 4.0% on a cash basis.

2020 Business Plan Revisions

▪	Year-end Core Occupancy and Leased Ranges: 92-93% occupied and 94-95% leased.

▪	Speculative Revenue: $5.0 million reduction to $26.0 million due to construction work stoppage and lower forward expected leasing volume; 96% achieved.

▪	Same Store Growth (accrual): 1-3%, as compared to previous 2-4%.

▪	Same Store Growth (cash): (1)-1%, as compared to previous 0-2%.

Monitoring COVID-19
We continue to monitor events and are taking steps to mitigate the potential impact and risks of COVID-19 to Brandywine. While we currently are unable to completely estimate the impact COVID-19 will have on our financial condition, as of the date of this press release, we believe that the impact has been reasonably estimated in our updated 2020 business plan. We will continue to assess the ongoing effects to our business plan and our tenants and make and communicate timely adjustments, as appropriate.
The following is a summary of our April 2020 consolidated cash base rent collections as of April 20, 2020:

▪	Approximately 95% of April total cash-based rent has been received from our tenants which includes 96% collection rate from our office tenants.

▪
We have received rent relief requests primarily from our co-working and retail tenants, who represent approximately 2.1% and 1.6%, of April billings, respectively. The relief requests have substantially all been in the form of rent deferral for varying lengths of time and we are currently assessing the merits of each request.

For those tenants we believe require rent relief, we expect to grant deferrals and, in some instances, seek extended lease terms through favorable lease extensions. We can give no assurances on the outcomes of these ongoing negotiations, the amount of the rent relief packages and ultimate recovery of the amounts deferred.
Recent Transaction Activity
Disposition Activity

▪
During March 2020, we completed the sale of an office building located at 52 E. Swedesford Road in Malvern, Pennsylvania for $18.0 million. We received net cash proceeds of $17.5 million and recorded a $2.3 million gain on the sale.

Acquisition Activity

▪	During March 2020, we acquired a 7.8-acre land parcel located in Radnor, Pennsylvania for a gross purchase price of $11.3 million.

Development/Redevelopment Activity

▪	We commenced the redevelopment of 3000 Market Street, a vacant 64,000 square foot office building located in Philadelphia, Pennsylvania, into a life science building.

2020 Finance / Capital Markets Activity

▪	We have $50.0 million outstanding on our $600.0 million unsecured revolving credit facility as of March 31, 2020.

▪	We have $52.7 million of cash and cash equivalents on-hand as of March 31, 2020.

▪
During March 2020, we repurchased and retired 6,248,483 common shares at an average price of $9.60 per share, totaling $60.0 million, including $6.1 million of the common shares that were repurchased and funded subsequent to March 31, 2020. We partially funded the share repurchase with proceeds from a property disposition that was not in our 2020 business plan. The shares were repurchased through our existing $150.0 million share repurchase program, which has $83.0 million of remaining capacity.

Results for the Three Months Ended March 31, 2020
Net income allocated to common shares totaled $7.9 million, or $0.04 per diluted share, in the first quarter of 2020 compared to a net income allocated to common shares of $4.4 million, or $0.02 per diluted share in the first quarter of 2019.
FFO available to common shares and units in the first quarter of 2020 totaled $61.4 million, or $0.35 per diluted share, versus $60.1 million or $0.34 per diluted share in the first quarter of 2019. Our first quarter 2020 payout ratio ($0.19 common share distribution / $0.35 FFO per diluted share) was 54.3%.
Operating and Leasing Activity
In the first quarter of 2020, our Net Operating Income (NOI) excluding termination revenues and other income items increased 2.7% on an accrual basis and increased 4.0% on a cash basis for our 88 same store properties, which were 93.3% and 92.2% occupied on March 31, 2020 and March 31, 2019, respectively.
We leased approximately 796,000 square feet and commenced occupancy on 312,000 square feet during the first quarter of 2020. The first quarter occupancy activity includes 88,000 square feet of renewals, 123,000 square feet of new leases and 101,000 square feet of tenant expansions. We executed on an additional 311,000 square feet of new leases scheduled to commence subsequent to March 31, 2020.
We achieved a 76% tenant retention ratio in our core portfolio with net absorption of 62,500 square feet during the first quarter of 2020. First quarter rental rate growth increased 15.7% as our renewal rental rates increased 8.6% and our new lease/expansion rental rates increased 21.1%, all on an accrual basis.
At March 31, 2020, our core portfolio of 89 properties comprising 16.0 million square feet was 93.3% occupied and, as of April 17, 2020, we are now 95.3% leased (reflecting new leases commencing after March 31, 2020).
Distributions
On February 27, 2020, our Board of Trustees declared a quarterly cash dividend of $0.19 per common share and OP Unit that was paid on April 21, 2020 to holders of record on April 7, 2020.
2020 Earnings and FFO Guidance
Based on current plans and assumptions and subject to the risks and uncertainties more fully described in our Securities and Exchange Commission filings, we are adjusting our 2020 net income guidance of $0.26 - $0.36 to $0.16 - $0.24 per diluted share and 2020 FFO guidance of $1.41 - $1.51 to $1.37 - $1.45 per diluted share. This guidance is provided for informational purposes and is subject to change. The following is a reconciliation of the calculation of 2020 FFO and earnings per diluted share:

Guidance for 2020		Range

Earnings per diluted share allocated to common shareholders	$0.16	to	$0.24
Plus: real estate depreciation, amortization	1.21		1.21

FFO per diluted share	$1.37	to	$1.45

Our 2020 FFO key assumptions to include:

▪	Year-end Core Occupancy Range: 92-93%;

▪	Year-end Core Leased Range: 94-95%;

▪	Rental Rate Mark-to-Market (accrual): 17-19%;

▪	Rental Rate Mark-to-Market (cash): 8-10%;

▪	Same Store (accrual) NOI Range: 1-3%;

▪	Same Store (cash) NOI Range: (1)-1%;

▪	Speculative Revenue Target: $26.0 million, 96% achieved;

▪	Tenant Retention Rate: 50%;

▪	$0.19 per share quarterly dividend;

▪	Property Acquisition Activity: 250 King of Prussia Road, Radnor, Pennsylvania scheduled to occur 2H20;

▪	Property Sales Activity: $18.0 million, 100% achieved;

▪	One Development/Redevelopment Start: 3000 Market Street, Philadelphia, Pennsylvania;

▪	Share Buyback Activity: 6,248,483 shares repurchased during first quarter 2020;

▪	Annual earnings and FFO per diluted share based on 174.0 million fully diluted weighted average common shares.
About Brandywine Realty Trust
Brandywine Realty Trust (NYSE: BDN) is one of the largest, publicly traded, full-service, integrated real estate companies in the United States with a core focus in the Philadelphia, Washington, D.C., and Austin markets. Organized as a real estate investment trust (REIT), we own, develop, lease and manage an urban, town center and transit-oriented portfolio comprising 172 properties and 24.1 million square feet as of March 31, 2020, which excludes assets held for sale. Our purpose is to shape, connect and inspire the world around us through our expertise, the relationships we foster, the communities in which we live and work, and the history we build together. For more information, please visit www.brandywinerealty.com.
Conference Call and Audio Webcast
BDN management will discuss 2020 financial results and earnings guidance for fiscal 2020 on Thursday, April 23, 2020 at 9:00 a.m. Eastern Time. The conference call can be accessed by dialing 1-833-818-6810 and providing conference ID: 3316979. Beginning two hours after the conference call, a taped replay of the call can be accessed through Friday, May 8, 2020, by calling 1-855-859-2056 and entering access code 3316979. The conference call can also be accessed via a webcast on our website at www.brandywinerealty.com.
Looking Ahead - Second Quarter 2020 Conference Call
We anticipate we will release our second quarter 2020 earnings on Wednesday, July 22, 2020, after the market close and will host our second quarter 2020 conference call on Thursday, July 23, 2020 at 9:00 a.m. Eastern Time. We expect to issue a press release in advance of these events to reconfirm the dates and times and provide all related information.
Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “will,” “strategy,” “expects,” “seeks,” “believes,” “potential,” or other similar words. Because such statements involve known and unknown risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These forward-looking statements, including our 2020 guidance, are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally not within our control. Such risks, uncertainties and contingencies include, among others: risks related to the impact of COVID-19 and other potential future outbreaks of infectious diseases on our financial condition, results of operations and cash flows and those of our tenants as well as on the economy and real estate and financial markets; reduced demand for office space and pricing pressures, including from competitors, that could limit our ability to lease space or set rents at expected levels or that could lead to declines in rent; uncertainty and volatility in capital and credit markets, including changes that reduce availability, and increase costs, of capital; the potential loss or bankruptcy of tenants or the inability of tenants to meet their rent and other lease obligations; risks of acquisitions and dispositions, including unexpected liabilities and integration costs; delays in completing, and cost overruns incurred in connection with, our developments and redevelopments; unanticipated operating and capital costs; uninsured casualty losses our ability to obtain adequate insurance, including coverage for terrorist acts; asset impairments; our dependence upon certain geographic markets; changes in governmental regulations, tax laws and rates and similar matters; unexpected costs of REIT qualification compliance; and costs and disruptions as the result of a cybersecurity incident or other technology disruption. The declaration and payment of future dividends (both timing and amount) is subject to the determination of our Board of Trustees, in its sole discretion, after considering various factors, including our financial condition, historical and forecast operating results, and available cash flow, as well as any applicable laws and contractual covenants and any other relevant factors. Our Board’s practice regarding declaration of dividends may be modified at any time and from time to time. Additional information on factors which could impact us and the forward-looking statements contained herein are included in our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2019. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events except as required by law.
Non-GAAP Supplemental Financial Measures
We compute our financial results in accordance with generally accepted accounting principles (GAAP). Although FFO and NOI are non-GAAP financial measures, we believe that FFO and NOI calculations are helpful to shareholders and potential investors and are widely recognized measures of real estate investment trust performance. At the end of this press release, we have provided a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measure.
Funds from Operations (FFO)
We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (NAREIT), which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than us. NAREIT defines FFO as net income (loss) before non-controlling interests and excluding gains (losses) on sales of depreciable operating property, impairment losses on depreciable consolidated real estate, impairment losses on investments in unconsolidated real estate ventures and extraordinary items (computed in accordance with GAAP); plus real estate related depreciation and amortization (excluding amortization of deferred financing costs), and after similar adjustments for unconsolidated joint ventures. Net income, the GAAP measure that we believe to be most directly comparable to FFO, includes depreciation and amortization expenses, gains or losses on property sales, extraordinary items and non-controlling interests. To facilitate a clear understanding of our historical operating results, FFO should be examined in conjunction with net income (determined in accordance with GAAP) as presented in the financial statements included elsewhere in this release. FFO does not represent cash flow from operating activities (determined in accordance with GAAP) and should not be considered to be an alternative to net income (loss) (determined in accordance with GAAP) as an indication of our financial performance or to be an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available for our cash needs, including our ability to make cash distributions to shareholders.
Net Operating Income (NOI)
NOI (accrual basis) is a financial measure equal to net income available to common shareholders, the most directly comparable GAAP financial measure, plus corporate general and administrative expense, depreciation and amortization, interest expense, non-controlling interest in the Operating Partnership and losses from early extinguishment of debt, less interest income, development and management income, gains from property dispositions, gains on sale from discontinued operations, gains on early extinguishment of debt, income from discontinued operations, income from unconsolidated joint ventures and non-controlling interest in property partnerships. In some cases we also present NOI on a cash basis, which is NOI after eliminating the effects of straight-lining of rent and deferred market intangible amortization. NOI presented by us may not be comparable to NOI reported by other REITs that define NOI differently. NOI should not be considered an alternative to net income as an indication of our performance or to cash flows as a measure of the Company's liquidity or its ability to make distributions. We believe NOI is a useful measure for evaluating the operating performance of our properties, as it excludes certain components from net income available to common shareholders in order to provide results that are more closely related to a property's results of operations. We use NOI internally to evaluate the performance of our operating segments and to make decisions about resource allocations. We concluded that NOI provides useful information to investors regarding our financial condition and results of operations, as it reflects only the income and expense items incurred at the property level, as well as the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition and development activity on an unlevered basis.
Same Store Properties
In our analysis of NOI, particularly to make comparisons of NOI between periods meaningful, it is important to provide information for properties that were in-service and owned by us throughout each period presented. We refer to properties acquired or placed in-service prior to the beginning of the earliest period presented and owned by us through the end of the latest period presented as Same Store Properties. Same Store Properties therefore exclude properties placed in-service, acquired, repositioned, held for sale or in development or redevelopment after the beginning of the earliest period presented or disposed of prior to the end of the latest period presented. Accordingly, it takes at least one year and one quarter after a property is acquired for that property to be included in Same Store Properties.
Core Portfolio
Our core portfolio is comprised of our wholly-owned properties, excluding any properties currently in development, re-development or re-entitlement.

BRANDYWINE REALTY TRUST
CONSOLIDATED BALANCE SHEETS
(unaudited and in thousands)

	March 31, 2020	December 31, 2019
ASSETS
Real estate investments:
Operating properties	$4,004,118	$4,006,459
Accumulated depreciation	(992,997)	(973,318)
Right of use asset - operating leases, net	21,485	21,656
Operating real estate investments, net	3,032,606	3,054,797
Construction-in-progress	193,160	180,718
Land held for development	108,213	96,124
Prepaid leasehold interests in land held for development, net	39,490	39,592
Total real estate investments, net	3,373,469	3,371,231
Assets held for sale, net	10,698	7,349
Cash and cash equivalents	52,702	90,499
Accounts receivable, net of allowance of $284 as of March 31, 2020 and December 31, 2019, respectively	16,928	16,363
Accrued rent receivable, net of allowance of $7,484 and $7,691 as of March 31, 2020 and December 31, 2019, respectively	175,277	174,144
Investment in Real Estate Ventures	119,998	120,294
Deferred costs, net	94,336	95,560
Intangible assets, net	75,670	84,851
Other assets	126,264	115,678
Total assets	$4,045,342	$4,075,969
LIABILITIES AND BENEFICIARIES' EQUITY
Mortgage notes payable, net	$312,001	$313,812
Unsecured credit facility	50,000	—
Unsecured term loan, net	248,692	248,561
Unsecured senior notes, net	1,581,907	1,582,045
Accounts payable and accrued expenses	109,755	113,347
Distributions payable	32,692	33,815
Deferred income, gains and rent	34,673	35,284
Intangible liabilities, net	20,605	22,263
Lease liability - operating leases	22,606	22,554
Other liabilities	28,597	15,985
Total liabilities	$2,441,528	$2,387,666
Brandywine Realty Trust's Equity:
Common Shares of Brandywine Realty Trust's beneficial interest, $0.01 par value; shares authorized 400,000,000; 170,965,987 and 176,480,095 issued and outstanding as of March 31, 2020 and December 31, 2019, respectively	1,710	1,766
Additional paid-in-capital	3,140,194	3,192,158
Deferred compensation payable in common shares	17,012	16,216
Common shares in grantor trust, 1,117,783 and 1,105,542 issued and outstanding as of March 31, 2020 and December 31, 2019, respectively	(17,012)	(16,216)
Cumulative earnings	812,578	804,556
Accumulated other comprehensive loss	(10,195)	(2,370)
Cumulative distributions	(2,350,733)	(2,318,233)
Total Brandywine Realty Trust's equity	1,593,554	1,677,877
Noncontrolling interests	10,260	10,426
Total beneficiaries' equity	1,603,814	1,688,303
Total liabilities and beneficiaries' equity	$4,045,342	$4,075,969

BRANDYWINE REALTY TRUST
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except share and per share data)

	Three Months Ended March 31,
	2020	2019
Revenue
Rents	$139,204	$138,098
Third party management fees, labor reimbursement and leasing	4,954	3,955
Other	930	1,843
Total revenue	145,088	143,896
Operating expenses
Property operating expenses	37,461	39,500
Real estate taxes	16,787	15,783
Third party management expenses	2,662	2,117
Depreciation and amortization	52,038	51,444
General and administrative expenses	8,561	9,844
Total operating expenses	117,509	118,688
Gain on sale of real estate
Net gain on disposition of real estate	2,586	—
Net gain on sale of undepreciated real estate	—	1,001
Total gain on sale of real estate	2,586	1,001
Operating income	30,165	26,209
Other income (expense):
Interest income	575	525
Interest expense	(20,009)	(20,357)
Interest expense - amortization of deferred financing costs	(749)	(666)
Equity in loss of Real Estate Ventures	(1,891)	(1,358)
Net gain on real estate venture transactions	—	259
Net income before income taxes	8,091	4,612
Income tax provision	(4)	(29)
Net income	8,087	4,583
Net income attributable to noncontrolling interests	(65)	(60)
Net income attributable to Brandywine Realty Trust	8,022	4,523
Nonforfeitable dividends allocated to unvested restricted shareholders	(131)	(119)
Net income attributable to Common Shareholders of Brandywine Realty Trust	$7,891	$4,404
PER SHARE DATA
Basic income per Common Share	$0.04	$0.03
Basic weighted average shares outstanding	176,069,968	175,857,358
Diluted income per Common Share	$0.04	$0.02
Diluted weighted average shares outstanding	176,653,459	176,464,218

BRANDYWINE REALTY TRUST
FUNDS FROM OPERATIONS
(unaudited, in thousands, except share and per share data)

	Three Months Ended March 31,
	2020	2019
Reconciliation of Net Income to Funds from Operations:
Net income attributable to common shareholders	$7,891	$4,404
Add (deduct):
Net income attributable to noncontrolling interests - LP units	53	26
Nonforfeitable dividends allocated to unvested restricted shareholders	131	119
Net gain on real estate venture transactions	—	(259)
Net gain on disposition of real estate	(2,586)	—
Depreciation and amortization:
Real property	38,353	35,606
Leasing costs including acquired intangibles	13,199	15,406
Company’s share of unconsolidated real estate ventures	4,599	5,041
Partners’ share of consolidated real estate ventures	(60)	(53)
Funds from operations	$61,580	$60,290
Funds from operations allocable to unvested restricted shareholders	(190)	(214)
Funds from operations available to common share and unit holders (FFO)	$61,390	$60,076
FFO per share - fully diluted	$0.35	$0.34
Weighted-average shares/units outstanding - fully diluted	177,635,093	177,447,089
Distributions paid per common share	$0.19	$0.19
FFO payout ratio (distributions paid per common share/FFO per diluted share)	54.3%	55.9%

BRANDYWINE REALTY TRUST
SAME STORE OPERATIONS – 1st QUARTER
(unaudited and in thousands)

Of the 94 properties owned by the Company as of March 31, 2020, a total of 88 properties ("Same Store Properties") containing an aggregate of 15.8 million net rentable square feet were owned for the entire three months ended March 31, 2020 and 2019. As of March 31, 2020, one property was recently completed/acquired, and five properties were in development/redevelopment. Average occupancy for the Same Store Properties was 93.0% and 92.3% during the three-month periods ended March 31, 2020 and 2019, respectively. The following table sets forth revenue and expense information for the Same Store Properties:

	Three Months Ended March 31,
	2020	2019
Revenue
Rents	$132,791	$129,558
Other	333	402
Total revenue	133,124	129,960
Operating expenses
Property operating expenses	35,434	36,247
Real estate taxes	15,472	14,821
Net operating income	$82,218	$78,892
Net operating income - percentage change over prior year	4.2%
Net operating income, excluding net termination fees & other	$80,287	$78,200
Net operating income, excluding net termination fees & other - percentage change over prior year	2.7%
Net operating income	$82,218	$78,892
Straight line rents & other	(1,968)	(3,222)
Above/below market rent amortization	(1,369)	(1,472)
Amortization of tenant inducements	296	219
Non-cash ground rent	211	215
Cash - Net operating income	$79,388	$74,632
Cash - Net operating income - percentage change over prior year	6.4%
Cash - Net operating income, excluding net termination fees & other	$76,825	$73,838
Cash - Net operating income, excluding net termination fees & other - percentage change over prior year	4.0%
	Three Months Ended March 31,
	2020	2019
Net income:	$8,087	$4,583
Add/(deduct):
Interest income	(575)	(525)
Interest expense	20,009	20,357
Interest expense - amortization of deferred financing costs	749	666
Equity in loss of Real Estate Ventures	1,891	1,358
Net gain on real estate venture transactions	—	(259)
Net gain on disposition of real estate	(2,586)	—
Net gain on sale of undepreciated real estate	—	(1,001)
Depreciation and amortization	52,038	51,444
General & administrative expenses	8,561	9,844
Income tax provision	4	29
Consolidated net operating income	88,178	86,496
Less: Net operating income of non-same store properties and elimination of non-property specific operations	(5,960)	(7,604)
Same store net operating income	$82,218	$78,892